Exhibit 18.1

August 21, 2026

Board of Directors

OSI Systems, Inc.

12525 Chadron Avenue

Hawthorne, CA 90250

Dear Directors:

We are providing this letter solely for inclusion as an exhibit to OSI Systems, Inc.’s (the “Company”) Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2026, as set forth in our report dated August 21, 2026. As stated in Note 5 to those financial statements, the Company changed its method of applying the remaining performance obligation disclosure guidance in Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, by no longer applying the optional exemption in ASC 606-10-50-14(a) that permits an entity to not disclose information about remaining performance obligations for performance obligations that are part of contracts with an original expected duration of one year or less. This change affects only the scope of the Company’s remaining performance obligation disclosure and does not affect the Company’s revenue recognition, results of operations, or financial position.

Note 5 also states management’s belief that the newly adopted method of applying the remaining performance obligation disclosure guidance is preferable because it provides users of the financial statements with more complete information about the transaction price allocated to remaining performance obligations as of the reporting date.

With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in method of applying the remaining performance obligation guidance is preferable.

Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of applying the remaining performance obligation disclosure guidance is preferable in the Company’s circumstances.

Sincerely,

/s/ GRANT THORNTON LLP

Los Angeles, California